EMPLOYMENT AGREEMENT

          This Employment Agreement (the “Agreement”) is made as of this 18th day December, 2009, by and between Floridian Financial Group, Inc. (the “Company”), and Michael V. Kearney (the “Executive”).

WITNESSETH:

          WHEREAS, the Company desires to retain the services of and employ the Executive, and the Executive desires to provide services to the Company, pursuant to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Company and the Executive covenant and agree as follows:

          1.         Employment. Pursuant to the terms and conditions of this Agreement, the Company agrees to employ the Executive and the Executive agrees to render services to the Company as set forth herein.

          2.         Position and Duties. During the term of this Agreement, the Executive shall serve as Executive Vice President of the Company, and shall undertake such duties, consistent with such titles, as may be assigned to him from time to time by the President and Chief Executive Officer or the Board of Directors of the Company (referred to as the “Board”), including serving on Board committees as appointed from time to time by the Board, and assisting in keeping the Company in compliance with applicable laws and regulations. In performing his duties pursuant to this Agreement, the Executive shall devote his full business time, energy, skill and best efforts to promote the Company and its business and affairs; provided that, subject to Sections 10, 12 and 13 of this Agreement, the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Executive of his duties and obligations to the Company. The Executive shall assume the position of Chief Financial Officer of the Company upon the retire of the Company’s current Chief Financial Officer, subject to prior approval of any of the bank regulatory agencies as and to the extent required by law.

          3.         Term. The term of employment pursuant to this Agreement shall be for a period of three years, commencing with the date set forth above and expiring (unless sooner terminated as otherwise provided in this Agreement or unless otherwise renewed or extended as set forth herein) on the third anniversary of this Agreement, which date, including any earlier date of termination or any extended expiration date, shall be referred to as the “Expiration Date”. Subject to the provisions of Section 8 of this Agreement, the term of this Agreement and the employment of the Executive by the Company hereunder shall be deemed automatically renewed for successive periods of one year on the third anniversary date of this Agreement, unless either party gives the other written notice, at least 180 days prior to the end of the then term of the Agreement. After termination of the employment of the Executive for any reason whatsoever, the Executive shall continue to be subject to the provisions of Sections 8 through 22, inclusive, of this Agreement; provided, however, that the Executive shall not be subject to the provisions of Sections 12 or 13 where the employment of the Executive is terminated following the closing of a Change of Control or where the term of employment is not renewed pursuant to this Section 3.

          4.         Compensation. During the term of this Agreement, the Company shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof:

                      (a)       A base annual salary of at least $140,016 payable in semi-monthly installments of $5,834 each (such base salary to be subject to increase by the Board in its discretion); and

                      (b)       Such individual bonuses and other compensation to the Executive as may be authorized by the Board from time to time.

          5.         Benefits and Insurance. The Company shall provide to the Executive such medical, health, and life insurance as well as any other benefits as the Board shall determine from time to time. At a minimum, the Executive shall be entitled to participate in all employee benefit plans offered to the Company’s employees generally. The Executive shall receive as of the date of this Agreement stock options exercisable for an aggregate amount equal to 15,000 shares of Company common stock, which shall be allocated to Executive on to Company’s 2008 Stock Option Plan. The exercise price of the options shall be $12.50 per share, such stock options to be subject to the terms and conditions of such stock option plan. The Executive shall be entitled to a temporary living allowance of $1,500 each calendar month, payable in advance, during the period when the Executive is also maintaining residency in Jacksonville, Florida, such temporary living allowance not to exceed one year. The Executive also shall be entitled to reasonable reimbursement for house-hunting expenses incurred for three trips between Jacksonville and Lake Mary, Florida. The Executive shall be entitled to (a) optional group health insurance through Blue Cross Blue Shield, (b) optional dental, vision and short-term disability insurance, (c) Company-paid life insurance and long-term disability insurance consistent with that offered by the Company to other employees, and (d) eligibility for the Company’s Section 401K Plan (after 90 days of employment) and subject to the eligibility criteria of such plan. The Executive will be classified as an exempt employee and, accordingly, will not be entitled to any overtime compensation. The Executive’s performance will be reviewed on an annual basis.

          6.         Vacation. The Executive may take up to four weeks of vacation time at such periods during each year as the President and Chief Executive Officer and the Executive shall determine from time to time. The Executive shall be entitled to full compensation during such vacation periods.

          7.         Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable expenses incurred in connection with his employment hereunder subject to guidelines

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issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses.

          8.         Termination. The employment of the Executive may be terminated as follows:

                      (a)       By the Company, by action taken by the President and Chief Executive Officer or the Board, at any time and immediately upon written notice to the Executive if said discharge is for cause. In the notice of termination furnished to the Executive under this Section 8(a), the reason or reasons for said termination shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and therefore termination pursuant to Section 8(f). Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Executive for cause under this Section 8(a):

                                   (i)       If the Executive shall fail or refuse to comply with the obligations required of him as set forth in this Agreement or comply with the policies of the Company established by the President and Chief Executive Officer or the Board from time to time; provided, however, that for the first such failure or refusal, the Executive shall be given written warning (providing at least a 10 day period for an opportunity to cure), and the second failure or refusal shall be grounds for termination for cause;

                                  (ii)       If the Executive shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which in any such case has adversely affected, or may adversely affect, the business or reputation of the Company;

                                  (iii)      If the Executive shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Company;

                                  (iv)      If the Executive shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Company, or has been convicted of a crime involving moral turpitude; or

                                  (v)       If the Executive shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws.

                                  In the event of termination for cause, the Company shall pay the Executive only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination.

                      (b)       By the Executive upon the lapse of 30 days following written notice by the Executive to the Company of termination of his employment hereunder for Good Reason (as

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defined below), which notice shall reasonably describe the Good Reason for which the Executive’s employment is being terminated; provided, however, that the Company shall have the opportunity to cure such Good Reason, which time shall not in any event exceed 30 days from the date of such notice, and the Executive’s employment shall continue in effect during such time. If such Good Reason shall be cured by the Company during such time, the Executive’s employment and the obligations of the Company hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason. Cure of any Good Reason with or without notice from the Executive shall not relieve the Company from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any material breach by the Company of any provision of this Agreement, any significant reduction, without the Executive’s prior written consent, in the duties, responsibilities, authority or title of the Executive as an officer of the Company, or if the Executive’s employment is terminated by the Company for any reason other than cause.

                      If the Executive’s employment is terminated by the Executive for Good Reason, the Company shall, for a period of 12 months after said termination continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to any bonus paid by the Company to the Executive during the 12 month period prior to said termination.

                      (c)       By the Executive upon the lapse of 30 days following written notice by the Executive to the Company of his resignation from the Company for other than Good Reason; provided, however, that the Company, in its discretion, may cause such termination to be effective at any time during such 30-day period. If the Executive’s employment is terminated because of the Executive’s resignation, the Company shall be obligated to pay to the Executive any salary, vacation, and bonus amounts accrued and unpaid as of the effective date of such resignation.

                      (d)       If the Executive’s employment is terminated by the death or disability (as defined in the disability plan maintained by the Company) of the Executive, this Agreement shall automatically terminate, and the Company shall be obligated to pay to the Executive or the Executive’s estate any salary, vacation, and bonus amounts accrued and unpaid at the date of disability or death.

                      (e)       By the Company, by action taken by the President and Chief Executive Officer or the Board, at any time if said discharge is without cause. If the Executive’s employment is terminated by the Company without cause, the Company shall, for a period of 12 months after said termination continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual

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amount equal to any bonus paid by the Company to the Executive during the 12 month period prior to said termination.

                      (f)        Upon the closing of a Change of Control, then, in such case, the Executive shall be entitled to receive promptly thereafter the payments and other benefits described in Section 8(e) above. For purposes of this Agreement, a “Change of Control” shall mean a merger or acquisition in which the Company is not the surviving entity, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of Company common stock. The term “group” and the concept of beneficial ownership shall have such meanings ascribed thereto as set forth in the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the regulations and rules thereunder.

          9.         Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

          10.       Confidential Matters. The Executive is aware and acknowledges that the Executive shall have access to confidential information by virtue of his employment. The Executive agrees that, during the period of time the Executive is retained to provide services to the Company, and thereafter subsequent to the termination of Executive’s services to the Company for any reason whatsoever, the Executive will not release or divulge any confidential information whatsoever relating to the Company or its business, to any other person or entity without the prior written consent of the Company. Confidential information does not include information that is available to the public or which becomes available to the public other than through a breach of this Agreement on the part of the Executive. Also, the Executive shall not be precluded from disclosing confidential information in furtherance of the performance of his services to the Company or to the extent required by any legal proceeding.

          11.       Injunction Without Bond. In the event there is a breach or threatened breach by the Executive of the provisions of Sections 10, 12, or 13, the Company shall be entitled to an injunction without bond to restrain such breach or threatened breach, and the prevailing party in any such proceeding will be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees in connection therewith. Nothing herein shall be construed as prohibiting the Company from pursuing such other remedies available to it for any such breach or threatened breach including recovery of damages from the Executive.

          12.       Noncompetition. The Executive agrees that during the period of time the Executive is retained to provide services to the Company, and thereafter until the first

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anniversary following the date of the termination of employment (except where the employment is terminated following the closing of a Change of Control, or where the term of employment is not renewed pursuant to Section 3), Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has a main office or regional office, if an out of state institution, located within a radius of 50 miles of the Company’s main office ; provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of Company common stock owned by the Executive at the time of termination of employment.

          13.       Nonsolicitation; Noninterference. The Executive agrees that during the period of time the Executive is retained to provide services to the Company, and thereafter until the first anniversary following the date of the termination of employment (except where the employment is terminated following the closing of a Change of Control, or where the term of employment is not renewed pursuant to Section 3), the Executive will not (a) solicit for employment by Executive, or anyone else, or employ any employee of the Company or any of its bank subsidiaries or any person who was an employee of the Company or any of its bank subsidiaries within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Company or any of its bank subsidiaries to terminate such employee’s employment; (c) induce, or attempt to induce, anyone having a business relationship with the Company or any of its bank subsidiaries to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Company or any of its bank subsidiaries; (d) knowingly make any untrue statement concerning the Company or any of its bank subsidiaries or their directors or officers to anyone; or (e) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive to do any of the foregoing.

          14.       Remedies. The Executive agrees that the restrictions set forth in this Agreement are fair and reasonable. The covenants set forth in this Agreement are not dependent covenants and any claim against the Company, whether arising out of this Agreement or any other agreement or contract between the Company and Executive, shall not be a defense to a claim against Executive for a breach or alleged breach of any of the covenants of Executive contained in this Agreement. It is expressly understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants. The Executive understands and agrees that if any of the separate covenants are judicially held invalid or unenforceable, such holding shall not release him from his obligations under the remaining covenants of this Agreement. If in any judicial proceedings, a court shall refuse to enforce any or all of the separate covenants because taken together they are more extensive (whether as to geographic area, duration, scope of business or otherwise) than necessary to protect the business and goodwill of the Company, it is expressly understood and agreed between the parties hereto that those separate covenants which, if eliminated or restricted, would permit the remaining separate covenants or the restricted separate covenant to be enforced in such proceeding shall,

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for the purposes of such proceeding, be eliminated from the provisions of this Agreement or restriction, as the case may be.

          15.       Invalid Provision. In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

          16.       Governing Law; Venue. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida. The sole and exclusive venue for any action arising out of this Agreement shall be a federal or state court situated in Volusia County, Florida, and the parties to this Agreement agree to be subject to the personal jurisdiction of such Court and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery.

          17.       Attorneys’ Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover his or its costs and attorneys’ fees from the nonprevailing party. As used herein, costs and attorneys’ fees include any costs and attorneys’ fees in any appellate proceeding.

          18.       Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and legal representatives.

          19.       Effect on Other Agreements. This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Company, and the receipt by the Executive of benefits thereunder.

          20.       Miscellaneous. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.

          21.       Compliance with Section 409A. Notwithstanding anything herein to the contrary, if it is determined by the Company or the Executive, in good faith, at the time of the Executive’s termination of employment that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and that payments to be made to the Executive hereunder, if made earlier than as required under Section 409A(a)(2)(B)(i) of the Code would result in the requirement for the Executive to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the

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Code, then any payments to be made in accordance with this Agreement shall be made as of the date that is 184 calendar days from the date of the Executive’s termination of employment, or immediately upon the death of the Executive, if earlier. The provisions of this Section 21 shall survive the expiration of this Agreement.

          22.       Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FLORIDIAN FINANCIAL GROUP, INC.

By:	/s/ Leah M. Bumbalough
As Its:	Senior Vice President - Director of Human Resources

“EXECUTIVE”

/s/ Michael V. Kearney

Michael V. Kearney, individually
Address:	4644 W. Seneca Dr.
Jacksonville, FL 32258

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